Exhibit 99.1

FOR IMMEDIATE RELEASE

GUILFORD PHARMACEUTICALS REPORTS 2003 SECOND QUARTER RESULTS
Net Product Sales of GLIADEL® Wafer Increase 41%

BALTIMORE, MD, August 6, 2003 — Guilford Pharmaceuticals Inc. (NASDAQ:GLFD) today reported financial results for the quarter ended June 30, 2003. For the second quarter, Guilford reported a net loss of $5.4 million, or $0.18 per share, compared to a net loss of $16.8 million, or $0.57 per share for the same period in 2002.

Total revenues in the second quarter of 2003 were $10.6 million compared to $3.6 million in the second quarter of 2002. The increase in revenues results from an increase in GLIADEL® Wafer net product sales, revenue associated with the exclusive license agreement with Pfizer for the Company’s NAALADase inhibitors, and a milestone payment relating to a regulatory filing for DOPASCAN® Injection in Japan.

Net product sales of GLIADEL® Wafer in the second quarter of 2002 increased 41% to $5.0 million compared to $3.5 million in the corresponding period in 2002. The increase in GLIADEL® Wafer revenues in the second quarter of 2003 is related to the approval by the Food and Drug Administration in the first quarter of 2003 of an expanded label for GLIADEL® Wafer to include its use as an adjunct to surgery and radiation in patients with newly diagnosed malignant glioma.

Cost of sales in the second quarters of both 2003 and 2002 was approximately $1.0 million. Gross profit percentage in the second quarter of 2003 was approximately 79% compared to 72% in the second quarter of 2002.

Selling, general and administrative expenses were approximately $8.1 million and $8.0 million for the second quarters of 2003 and 2002 respectively. Costs incurred to market, sell and distribute GLIADEL® Wafer were approximately $4.1 million in the second quarter of 2003 compared to $4.0 million in the second quarter of 2002. Costs and expenses associated with Guilford’s general and administrative functions were approximately $4.0 million in the second quarter of 2003 and 2002 respectively.

Research and development expenses in the second quarter of 2003 decreased to $7.4 million compared to $12.6 million during the second quarter of 2002. The decrease in research and development expenditures largely reflects the net effect of reduced spending in the Company’s biopolymer and various pharmaceutical programs whose activities during the third quarter of 2002 were curtailed as part of the Company’s restructuring initiative.

At June 30, 2003, Guilford had $132.5 million in cash, cash equivalents, and marketable securities, reflecting a $48.2 million increase over the first quarter of 2003. The increase in cash results primarily from the sale of $60 million in 5% convertible subordinated notes in the second quarter, which resulted in net cash of $51.9 million, after taking into account stock repurchases done in connection with the offering and various transaction expenses. During the quarter, Guilford’s long-term debt increased $77.1 million to $84.0 million at June 30, 2003 compared to $6.9 million at December 31, 2002. The net increase was a result of two successful financings including the convertible notes offering and an $18.8 million term loan used to purchase the Company’s research and development facility, which was done primarily to eliminate a $40 million unrestricted cash covenant.

Craig R. Smith, M.D., Chairman, President and Chief Executive Officer of Guilford, remarked “During the second quarter, we achieved several important milestones that have established a solid platform for future growth. First, our net product sales of GLIADEL® Wafer increased 41% to $5.0 million for the quarter. Increased sales were due to the label expansion for GLIADEL® Wafer, which Guilford received from the FDA on February 28, 2003. The labeled indication for GLIADEL® Wafer now includes patients newly diagnosed with malignant glioma, as well as patients with recurrent glioblastoma multiforme. The label expansion adds about $80 million to $90 million to the market potential for GLIADEL® Wafer bringing the total addressable market to $120 million to $130 million in the United States. Second, we licensed our NAALADase inhibitor technology to Pfizer in a deal that is expected to generate $15 million in revenue for Guilford during the first year of the agreement, $5.0 million of which we realized in the second quarter. Pfizer is evaluating several of our drug candidates for diabetic neuropathy and neuropathic pain while Guilford continues to pursue other drug candidates for prostate cancer, drug addiction and spinal cord injury. Third, we strengthened our balance sheet during the quarter by completing a $60 million offering of convertible subordinated notes, which raised net proceeds of $51.9 million. Fourth, consistent with our core strategy of controlling costs, we successfully reduced our overall total costs and expenses by approximately $5.1 million for the three-month period ended June 30, 2003, and $10.7 million for the six-month period ended June 30, 2003.”

Dr. Smith continued, “Our clinical programs are also proceeding well. Enrollment in our Phase II study of GPI 1485 for Parkinson’s disease should be completed shortly and our Phase II study of AQUAVAN® Injection in patients undergoing colonoscopy is proceeding well. Finally, during the second quarter, we filed an Investigational New Drug application to begin a second Phase II clinical trial of GPI 1485 for the treatment of post-prostatectomy erectile dysfunction. This new clinical trial will give us a second opportunity to determine the neuro-regenerative potential of GPI 1485.”

About Guilford

Guilford Pharmaceuticals Inc. is a fully integrated pharmaceutical company engaged in the research, development and commercialization of products that target the hospital and neurology markets. Presently, Guilford markets one commercial product, GLIADEL® Wafer, for the treatment of brain cancer, and has a product pipeline, which includes a novel anesthetic, AQUAVAN® Injection, and drugs for treating Parkinson’s disease and post-prostatectomy erectile dysfunction.

Conference Call

Guilford will host a conference call to review the Company’s second quarter 2003 results. The conference call will take place at 11:00 a.m. EDT on Wednesday, August 6, 2003. The dial in number for U.S. residents to participate is (888) 425-2604. International callers should dial (706) 679-8253.

Conference Call Replay

An audio replay of the conference call will be available for 48 hours beginning at approximately 2:00 p.m. EDT on August 6, 2003 through 2:00 p.m. August 8, 2003. To access the replay, U.S. residents should dial (800) 642-1687, (int’l callers (706) 645-9291), then dial reservation number 1769401.

Webcast

Guilford will hold a live webcast of this conference call. To access the webcast, please visit our website at www.guilfordpharm.com under the investor / conference section and follow the instructions provided. An audio archive of the call will be available on the website until August 20, 2003.

(Table Follows)

GUILFORD PHARMACEUTICALS INC. AND SUBSIDIARIES

Financial Highlights
(unaudited)

Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended June 30,

	2003	2002

Revenues:
Net product sales	$5,002	$3,543
Revenues from license fees and milestones	5,600	48

Total revenues	10,602	3,591

Costs and expenses:
Cost of sales	1,031	984
Research and development	7,410	12,622
Selling, general and administrative	8,087	8,034

Total costs and expenses	16,528	21,640

Operating loss	(5,926)	(18,049)
Investment income	912	1,316
Interest expense	(340)	(102)

Net loss	$(5,354)	$(16,835)

Basic and diluted net loss per common share:	$(0.18)	$(0.57)

Shares used in the calculation of basic & diluted net loss per share	29,750	29,772

Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2003	2002

Assets:
Cash, cash equivalents and investments	$132,530	$101,803
Accounts receivable	1,154	768
Inventories	2,386	2,993
Property and equipment	24,195	6,534
Intangible and other assets	12,259	8,988

	$172,524	$121,086

Liabilities and Stockholders’ Equity:
Current liabilities	$13,135	$16,583
Long-term debt and other liabilities	82,169	5,245
Stockholders’ equity	77,220	99,258

	$172,524	$121,086

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Contact: Stacey Jurchison, Director, Corporate Communications – (410) 631-5022

Internet Address:    http://www.guilfordpharm.com

This press release contains forward-looking statements that involve risks and uncertainties, including those described in the section entitled “Risk Factors” contained in the Company’s Current Report on Form 8-K filed with the SEC on June 11, 2003, that could cause the Company’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements. Among other things, there can be no assurance that AQUAVAN® Injection, GPI 1485, or other neuroimmunophilin ligands, or any NAALADase inhibitor compounds will successfully complete preclinical or clinical testing or be granted regulatory approval to be sold and marketed as pharmaceutical products in the United States or elsewhere.